Exhibit 99.1

Moody's Corporation Reports Results for Second Quarter 2019

  2Q19 Moody’s Corporation revenue of $1.2 billion up 3% from 2Q18
  Strong 2Q19 Moody’s Analytics revenue of $475.2 million, up 12% from 2Q18; MIS revenue of $738.4 million, second highest quarter on record
  2Q19 diluted EPS of $1.62 down 16% from 2Q18; adjusted diluted EPS of $2.07 up 1%1 from 2Q18
  FY 2019 diluted EPS guidance range is now $7.15 to $7.35; adjusted diluted EPS guidance range is now $7.95 to $8.15

NEW YORK--(BUSINESS WIRE)--July 30, 2019--Moody’s Corporation (NYSE: MCO) today announced results for the second quarter of 2019, as well as updated its current outlook for full year 2019.

“Moody’s second quarter performance reflected ongoing robust growth at Moody’s Analytics with strength across all business lines, as well as resilience in Moody’s Investors Service despite subdued issuance activity,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “In light of first half performance exceeding our expectations, we are increasing our full year 2019 adjusted diluted EPS guidance range to $7.95 to $8.15.”

MCO SECOND QUARTER REVENUE UP 3%

Moody’s Corporation reported record revenue of $1.2 billion for the three months ended June 30, 2019, up 3% from the prior-year period.

U.S. revenue was $637.9 million, up 2%, and non-U.S. revenue was $575.7 million, up 5%. Revenue generated outside the U.S. constituted 47% of total revenue, consistent with the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 2%.

Moody’s Investors Service (MIS) Second Quarter Revenue Down 2%

Revenue for MIS for the second quarter of 2019 was $738.4 million, down 2% from the prior-year period, compared to a 14% decline in issuance activity2. U.S. revenue was $436.2 million, down 3%. Non-U.S. revenue was $302.2 million, approximately flat to the prior-year period, and represented 41% of MIS revenue, up from 40% in the second quarter of 2018. Excluding the impact of foreign currency translation, MIS revenue was flat to the prior-year period. The MIS adjusted operating margin was 60.2%.

Corporate finance revenue was $387.4 million, down 1% from the prior-year period. This result reflected a strong contribution from global fixed-rate bond issuance, offset by a decline in U.S. floating-rate bank loan activity. U.S. corporate finance revenue was down 5%, while non-U.S. revenue was up 7%.

Structured finance revenue was $112.1 million, down 13% from the prior-year period. This result was driven by a decline in global collateralized loan obligation (CLO) activity due to wider spreads. U.S. and non-U.S. structured finance revenues were down 11% and 16%, respectively.

Financial institutions revenue was $125.2 million, up 4% from the prior-year period. This result reflected strong contribution from EMEA banking issuers, partially offset by a decline in the U.S. insurance sector as compared to an elevated prior-year period. U.S. financial institutions revenue was down 4%, while non-U.S. revenue was up 10%.

Public, project and infrastructure finance revenue was $108.6 million, approximately flat to the prior-year period. U.S. public, project and infrastructure finance revenue was up 14%, while non-U.S. revenue was down 17%.

Moody’s Analytics (MA) Second Quarter Revenue Up 12%

Revenue for MA for the second quarter of 2019 was $475.2 million, up 12% from the prior-year period. U.S. revenue was $201.7 million, up 16%. Non-U.S. revenue was $273.5 million, up 10%, and represented 58% of MA revenue, down from 59% in the second quarter of 2018. Foreign currency translation unfavorably impacted MA revenue by 3%. Organic MA revenue for the second quarter of 2019, which excluded revenue from the recent acquisitions of Reis and Omega Performance, was $465.3 million, up 10% from the prior-year period. The MA adjusted operating margin was 28.2%.

Research, data and analytics (RD&A) revenue was $315.3 million, up 14% from the prior-year period. U.S. and non-U.S. RD&A revenues were up 17% and 13%, respectively. Organic RD&A revenue, which excluded revenue from Reis, was $306.5 million, up 11%, driven by strong sales of credit research and ratings data feeds, as well as sales growth at Bureau van Dijk.

Enterprise risk solutions (ERS) revenue was $117.7 million, up 7% from the prior-year period. This result was driven by strong demand for subscription products, particularly from insurance companies. U.S. and non-U.S. ERS revenues were up 8% and 7%, respectively.

Professional services revenue was $42.2 million, up 13% from the prior-year period. U.S. and non-U.S. professional services revenues were up 33% and 2%, respectively. Organic professional services revenue, which excluded revenue from Omega Performance, was $41.1 million, up 10% from the prior-year period, driven by strong global demand for training solutions.

SECOND QUARTER OPERATING EXPENSES AND INCOME

Second quarter 2019 operating expenses for Moody’s Corporation totaled $730.1 million, up 14% from the prior-year period. Ten percentage points of this increase were attributable to a restructuring charge of $53.8 million and an $8.7 million non-tax-deductible impairment charge related to the planned divestiture of Moody’s Analytics Knowledge Services (“MAKS Impairment Charge”). Other drivers of expense growth included additional compensation expense for hiring activity and merit increases, as well as operating expenses attributable to the recent acquisitions of Reis and Omega Performance. This growth was partially offset by beneficial impacts of the restructuring plan and cost control initiatives. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $483.5 million was down 9% from the second quarter of 2018. Adjusted operating income, which excluded a restructuring charge, depreciation and amortization, the MAKS Impairment Charge and non-recurring expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”) of $599.0 million, was up 2% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income by 1% and 2%, respectively. Moody’s operating margin was 39.8% and the adjusted operating margin was 49.4%.

Moody’s effective tax rate for the second quarter of 2019 was 28.0%, up from 23.7% for the prior-year period. This increase was primarily due to taxes related to the planned divestiture of MAKS.

FIRST HALF REVENUE UP 2%

Moody’s Corporation reported revenue of $2.4 billion for the first half of 2019, up 2% from the prior-year period. U.S. revenue was $1.3 billion, up 2%, and non-U.S. revenue was $1.1 billion, up 3%. Foreign currency translation unfavorably impacted Moody’s revenue by 2%.

MIS revenue totaled $1.4 billion for the first half of 2019, down 4% from the prior-year period, as compared to a 13% decline in issuance activity3. U.S. revenue was $847.4 million, down 4%. Non-U.S. revenue was $561.1 million, down 5%, and represented 40% of MIS revenue, consistent with the first half of 2018. Foreign currency translation unfavorably impacted MIS revenue by 2%. The MIS adjusted operating margin was 57.7%.

MA revenue totaled $947.2 million for the first half of 2019, up 14% from the prior-year period. U.S. revenue of $402.6 million was up 19%. Non-U.S. revenue was $544.6 million, up 11%, and represented 57% of MA revenue, down from 59% in the first half of 2018. Foreign currency translation unfavorably impacted MA revenue by 3%. Organic MA revenue for the first half of 2019, which excluded revenue from the recent acquisitions of Reis and Omega Performance, was $925.4 million, up 12% from the prior-year period. The MA adjusted operating margin was 28.1%.

FIRST HALF OPERATING EXPENSES UP 10%

Operating expenses for Moody’s Corporation in the first half of 2019 totaled $1.4 billion, up 10% from the prior-year period. Five percentage points of this increase were attributable to restructuring charges and the MAKS Impairment Charge. Other drivers of expense growth primarily reflected additional compensation expense for hiring activity and merit increases, as well as operating expenses attributable to the recent acquisitions of Reis and Omega Performance. This growth was partially offset by beneficial impacts of the restructuring plan and cost control initiatives. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $945.2 million was down 8% from the first half of 2018. Adjusted operating income of $1.1 billion was down 1% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income by 1% and 2%, respectively. Moody’s operating margin was 40.1% and the adjusted operating margin was 47.5%.

The effective tax rate for the first half of 2019 was 18.8%, down from 19.4% in the prior-year period. This decrease was primarily due to regulations issued in the first quarter of 2019 relating to the U.S. Tax Cuts and Jobs Act, as well as lower non-U.S. taxes on certain software development, partially offset by taxes related to the planned divestiture of MAKS.

Diluted EPS of $3.56 was down 8% from the first half of 2018. Adjusted diluted EPS of $4.14 was up 2%. Both first half 2019 diluted EPS and adjusted diluted EPS included a $0.20 per share tax benefit related to employee share-based compensation, compared to an $0.18 per share tax benefit in the first half of 2018.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the second quarter of 2019, Moody’s repurchase activities reduced shares outstanding by 0.8 million shares. Moody’s also issued 0.3 million shares as part of its employee stock-based compensation plans and returned $94.6 million to its shareholders via dividend payments during the second quarter of 2019.

Over the first half of 2019, Moody’s repurchased 3.5 million shares at a total cost of $615.2 million, or an average cost of $176.95 per share, and issued a net 1.3 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes.

Moody’s returned $189.0 million to its shareholders via dividend payments during the first half of 2019 and on July 9th, the Board of Directors declared a regular quarterly dividend of $0.50 per share of Moody’s common stock. This dividend will be payable on September 10, 2019 to stockholders of record at the close of business on August 20, 2019.

Outstanding shares as of June 30, 2019 totaled 189.2 million, down 1% from June 30, 2018. As of June 30, 2019, Moody’s had approximately $710 million of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody’s had $5.4 billion of outstanding debt and approximately $870 million of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.3 billion, down from $1.8 billion on December 31, 2018.

Cash flow from operations for the first half of 2019 was $754.5 million and free cash flow was $715.8 million.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2019

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.27 to £1 and for the euro (€) of $1.14 to €1.

A full summary of Moody’s guidance as of July 31, 2019, is included in Table 13 – 2019 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss second quarter 2019 results as well as its 2019 outlook on July 31, 2019, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 5201705.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured and Upcoming Events & Presentations”. The webcast will be available until 3:30 p.m. ET on August 29, 2019.

A replay of the teleconference will be available from 3:30 p.m. ET, July 31, 2019 until 3:30 p.m. ET, August 29, 2019. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 5201705.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.4 billion in 2018, employs approximately 13,200 people worldwide and maintains a presence in 44 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to uncertainty as companies transition away from LIBOR and the U.K.’s pending withdrawal from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2018, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

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[1] Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.
[2] Excludes sovereign debt issuance.
[3] Excludes sovereign debt issuance.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Amounts in millions, except per share amounts

Revenue	$1,213.6	$1,175.1	$2,355.7	$2,301.8

Expenses:
Operating	339.9	320.2	681.6	635.1
Selling, general and administrative	274.7	270.5	556.2	541.6
Restructuring	53.8	-	59.3	-
Depreciation and amortization	51.0	48.4	101.3	97.5
Acquisition-Related Expenses	2.0	2.0	3.4	2.8
Impairment pursuant to the planned divestiture of MAKS	8.7	-	8.7	-
Total expenses	730.1	641.1	1,410.5	1,277.0

Operating income	483.5	534.0	945.2	1,024.8
Non-operating (expense) income, net
Interest expense, net	(50.6)	(53.4)	(103.1)	(104.1)
Other non-operating income (expense), net	0.4	14.9	2.7	15.9
Total non-operating income (expense), net	(50.2)	(38.5)	(100.4)	(88.2)
Income before provision for income taxes	433.3	495.5	844.8	936.6
Provision for income taxes	121.3	117.6	159.2	181.9
Net income	312.0	377.9	685.6	754.7
Less: net income attributable to noncontrolling interests	1.7	1.7	2.4	5.6
Net income attributable to Moody's Corporation	$310.3	$376.2	$683.2	$749.1

Earnings per share attributable to Moody's common shareholders
Basic	$1.64	$1.96	$3.60	$3.91
Diluted	$1.62	$1.94	$3.56	$3.85

Weighted average number of shares outstanding
Basic	189.4	191.9	189.9	191.6
Diluted	191.3	194.4	192.1	194.5

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

Amounts in millions	2019	2018	2019	2018

Moody's Investors Service
Corporate Finance (1)	$387.4	$391.0	$742.8	$780.6
Structured Finance (1)	112.1	128.2	212.8	246.0
Financial Institutions	125.2	120.6	241.0	234.9
Public, Project and Infrastructure Finance	108.6	108.1	201.3	201.3
MIS Other	5.1	4.4	10.6	9.4
Intersegment royalty	33.0	30.6	65.3	60.4
Sub-total MIS	771.4	782.9	1,473.8	1,532.6
Eliminations	(33.0)	(30.6)	(65.3)	(60.4)
Total MIS revenue - external	738.4	752.3	1,408.5	1,472.2

Moody's Analytics
Research, Data and Analytics (2)	315.3	275.9	623.0	543.0
Enterprise Risk Solutions (2)	117.7	109.5	239.6	211.7
Professional Services	42.2	37.4	84.6	74.9
Intersegment revenue	2.2	2.4	4.6	7.4
Sub-total MA	477.4	425.2	951.8	837.0
Eliminations	(2.2)	(2.4)	(4.6)	(7.4)
Total MA revenue - external	475.2	422.8	947.2	829.6

Total Moody's Corporation revenue	$1,213.6	$1,175.1	$2,355.7	$2,301.8

Moody's Corporation revenue by geographic area
United States	$637.9	$625.4	$1,250.0	$1,223.1
Non-U.S.	575.7	549.7	1,105.7	1,078.7

	$1,213.6	$1,175.1	$2,355.7	$2,301.8

(1) Pursuant to certain organizational realignments in the first quarter of 2019, MIS now reports revenue from REITs, which was previously classified in the SFG line-of-business ("LOB"), as a component of the CFG LOB. The amounts reclassified were not material and prior year revenue by LOB has been reclassified to conform to this new presentation.
(2) Pursuant to organizational/product realignments in the first quarter of 2019, revenue relating to the Bureau van Dijk FACT product, a credit assessment and origination software solution, is now reported in the ERS LOB. This revenue was previously reported in the RD&A LOB. Prior year revenue by LOB has been reclassified to conform to this new presentation, and the amounts reclassified were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	June 30,	December 31,
	2019	2018
Amounts in millions

Cash and cash equivalents	$1,195.9	$1,685.0
Short-term investments	119.5	132.5
Assets held-for-sale (1)	258.1	-
Total current assets	3,154.6	3,386.9
Operating lease right-of-use assets (2)	476.8	-
Non-current assets	6,437.0	6,139.3
Total assets	9,591.6	9,526.2
Total current liabilities (3)	1,839.9	2,098.5
Total debt (4)	5,387.9	5,676.0
Total operating lease liabilities (2)(5)	599.3	-
Liabilities held-for-sale (1)	79.9	-
Other long-term liabilities	1,408.8	1,545.1
Total shareholders' equity	574.7	656.5

Total liabilities and shareholders' equity	9,591.6	9,526.2

Actual number of shares outstanding	189.2	191.3

(1) Amounts represent assets and liabilities of MAKS which are deemed to be held-for-sale pursuant to the planned divestiture of the business.
(2) Amounts are pursuant to the Company's adoption of the new lease accounting standard on January 1, 2019, which results in operating leases being recognized on the balance sheet.
(3) The June 30, 2019 amount includes $129.9 million of commercial paper and the December 31, 2018 amount includes $449.9 million of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.
(4) Includes debt classified in both current liabilities and long-term debt.
(5) The June 30, 2019 amount includes $89.1 million of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	June 30, 2019
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$2.3	$(0.5)	$(0.5)	$501.3
4.50% 2012 Senior Notes, due 2022	500.0	10.1	(1.4)	(1.2)	507.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.4)	(1.8)	496.8
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.2	(5.4)	597.8
1.75% 2015 Senior Notes, due 2027	569.4	-	-	(2.9)	566.5
2.75% 2017 Senior Notes, due 2021	500.0	13.1	(0.8)	(2.0)	510.3
2.625% 2017 Senior Notes, due 2023	500.0	7.3	(0.8)	(2.6)	503.9
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.5)	(3.5)	492.0
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.3)	(1.2)	298.5
4.25% 2018 Senior Notes, due 2029	400.0	-	(2.9)	(3.1)	394.0
4.875% 2018 Senior Notes, due 2048	400.0	-	(6.6)	(4.0)	389.4
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt (2)	$5,399.4	$32.8	$(16.1)	$(28.2)	$5,387.9
Current portion					(129.9)
Total long-term debt					$5,258.0
	December 31, 2018
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(3.7)	$(0.6)	$(0.7)	$495.0
4.50% 2012 Senior Notes, due 2022	500.0	1.9	(1.6)	(1.4)	498.9
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.5)	(2.0)	496.5
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	-	(0.1)	-	449.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.2	(5.5)	597.7
1.75% 2015 Senior Notes, due 2027	571.6	-	-	(3.1)	568.5
2.75% 2017 Senior Notes, due 2021	500.0	4.0	(1.0)	(2.4)	500.6
2.625% 2017 Senior Notes, due 2023	500.0	-	(0.9)	(2.8)	496.3
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.7)	(3.7)	491.6
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.4)	(1.5)	298.1
4.25% 2018 Senior Notes, due 2029	400.0	-	(3.0)	(3.3)	393.7
4.875% 2018 Senior Notes, due 2048	400.0	-	(6.7)	(4.1)	389.2
Total debt (2)	$5,721.6	$2.2	$(17.3)	$(30.5)	$5,676.0
Current portion					(449.9)
Total long-term debt					$5,226.1

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2017 Senior Notes due 2021 and the 2017 Senior Notes due 2023. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

(2) The June 30, 2019 amount includes $129.9 million of commercial paper and the December 31, 2018 amount includes $449.9 million of debt classified as a current liability as the maturities are within twelve months of the balance sheet date.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2019	2018	2019	2018
Amounts in millions

Interest:
Expense on borrowings	$(41.7)	$(49.4)	$(88.3)	$(100.7)
Income	3.9	3.4	8.9	6.6
UTPs and other tax related liabilities	(7.6)	(2.8)	(13.2)	(1.0)
Net periodic pension costs-interest component	(5.6)	(4.9)	(11.2)	(9.6)
Interest capitalized	0.4	0.3	0.7	0.6
Total interest expense, net	$(50.6)	$(53.4)	$(103.1)	$(104.1)
Other non-operating (expense) income, net:
FX (loss) gain	$(9.4)	$6.2	$(15.6)	$0.3
Net periodic pension costs - other components	4.4	2.9	8.9	5.2
Income from investments in non-consolidated affiliates	5.6	4.6	6.8	5.9
Other	(0.2)	1.2	2.6	4.5
Other non-operating (expense) income, net	0.4	14.9	2.7	15.9
Total non-operating (expense) income, net	$(50.2)	$(38.5)	$(100.4)	$(88.2)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, restructuring, Acquisition-Related Expenses and a non-recurring impairment charge pursuant to the planned divestiture of MAKS.

	Three Months Ended June 30,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$771.4	$477.4	$(35.2)	$1,213.6	$782.9	$425.2	$(33.0)	$1,175.1
Operating, SG&A	307.0	342.8	(35.2)	614.6	303.6	320.1	(33.0)	590.7
Adjusted Operating Income	464.4	134.6	-	599.0	479.3	105.1	-	584.4
Less:
Restructuring	26.5	27.3	-	53.8	-	-	-	-
Depreciation and amortization	18.0	33.0	-	51.0	16.7	31.7	-	48.4
Acquisition-Related Expenses	-	2.0	-	2.0	-	2.0	-	2.0
Impairment pursuant to the planned divestiture of MAKS	-	8.7	-	8.7	-	-	-	-
Operating income	$419.9	$63.6	$-	$483.5	$462.6	$71.4	$-	$534.0

Adjusted operating margin	60.2%	28.2%		49.4%	61.2%	24.7%		49.7%
Operating margin	54.4%	13.3%		39.8%	59.1%	16.8%		45.4%

	Six Months Ended June 30,
	2019				2018
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,473.8	$951.8	$(69.9)	$2,355.7	$1,532.6	$837.0	$(67.8)	$2,301.8
Operating, SG&A	623.8	683.9	(69.9)	1,237.8	614.0	630.5	(67.8)	1,176.7
Adjusted Operating Income	850.0	267.9	-	1,117.9	918.6	206.5	-	1,125.1
Less:
Restructuring	29.2	30.1	-	59.3	-	-	-	-
Depreciation and amortization	35.0	66.3	-	101.3	33.5	64.0	-	97.5
Acquisition-Related Expenses	-	3.4	-	3.4	-	2.8	-	2.8
Impairment pursuant to the planned divestiture of MAKS	-	8.7	-	8.7	-	-	-	-
Operating income	$785.8	$159.4	$-	$945.2	$885.1	$139.7	$-	$1,024.8

Adjusted operating margin	57.7%	28.1%		47.5%	59.9%	24.7%		48.9%
Operating margin	53.3%	16.7%		40.1%	57.8%	16.7%		44.5%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended June 30,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$276.4	$111.0	$387.4	$284.5	$106.5	$391.0
	71%	29%	100%	73%	27%	100%
Structured Finance	$68.2	$43.9	$112.1	$85.2	$43.0	$128.2
	61%	39%	100%	66%	34%	100%
Financial Institutions	$61.2	$64.0	$125.2	$56.2	$64.4	$120.6
	49%	51%	100%	47%	53%	100%
Public, Project and Infrastructure Finance	$71.4	$37.2	$108.6	$69.6	$38.5	$108.1
	66%	34%	100%	64%	36%	100%
MIS Other	$0.4	$4.7	$5.1	$0.4	$4.0	$4.4
	8%	92%	100%	9%	91%	100%
Total MIS	$477.6	$260.8	$738.4	$495.9	$256.4	$752.3
	65%	35%	100%	66%	34%	100%
Moody's Analytics	$69.2	$406.0	$475.2	$66.9	$355.9	$422.8
	15%	85%	100%	16%	84%	100%
Total Moody's Corporation	$546.8	$666.8	$1,213.6	$562.8	$612.3	$1,175.1
	45%	55%	100%	48%	52%	100%

	Six Months Ended June 30,
Amounts in millions	2019			2018
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$525.9	$216.9	$742.8	$567.9	$212.7	$780.6
	71%	29%	100%	73%	27%	100%
Structured Finance	$125.5	$87.3	$212.8	$159.8	$86.2	$246.0
	59%	41%	100%	65%	35%	100%
Financial Institutions	$109.1	$131.9	$241.0	$106.2	$128.7	$234.9
	45%	55%	100%	45%	55%	100%
Public, Project and Infrastructure Finance	$126.1	$75.2	$201.3	$124.0	$77.3	$201.3
	63%	37%	100%	62%	38%	100%
MIS Other	$0.9	$9.7	$10.6	$1.0	$8.4	$9.4
	8%	92%	100%	11%	89%	100%
Total MIS	$887.5	$521.0	$1,408.5	$958.9	$513.3	$1,472.2
	63%	37%	100%	65%	35%	100%
Moody's Analytics	$140.7	$806.5	$947.2	$127.7	$701.9	$829.6
	15%	85%	100%	15%	85%	100%
Total Moody's Corporation	$1,028.2	$1,327.5	$2,355.7	$1,086.6	$1,215.2	$2,301.8
	44%	56%	100%	47%	53%	100%

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization, restructuring, Acquisition-Related Expenses and a non-recurring impairment charge pursuant to the planned divestiture of MAKS. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis in both the current and prior years, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The impairment charge pursuant to the planned divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
Amounts in millions	2019	2018	2019	2018
Operating income	$483.5	$534.0	$945.2	$1,024.8
Restructuring	53.8	-	59.3	-
Depreciation & amortization	51.0	48.4	101.3	97.5
Acquisition-Related Expenses	2.0	2.0	3.4	2.8
Impairment pursuant to the planned divestiture of MAKS	8.7	-	8.7	-
Adjusted operating income	$599.0	$584.4	$1,117.9	$1,125.1
Operating margin	39.8%	45.4%	40.1%	44.5%
Adjusted operating margin	49.4%	49.7%	47.5%	48.9%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Six Months Ended June 30,
Amounts in millions	2019	2018
Net cash flows provided by operating activities	$754.5	$777.3
Capital additions	(38.7)	(37.9)
Free cash flow	$715.8	$739.4
Net cash flows used in investing activities	$(52.8)	$(45.3)
Net cash flows used in financing activities	$(1,186.0)	$(467.6)

Table 10 - Organic Revenue and Growth Measures(Unaudited)

The Company presents the organic revenue and growth for the MA segment, the RD&A LOB and the PS LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from the August 2018 acquisition of Omega Performance and the October 2018 acquisition of Reis Inc. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended June 30,				Six Months Ended June 30,
Amounts in millions	2019	2018	Change	Growth	2019	2018	Change	Growth
MA revenue	$475.2	$422.8	$52.4	12%	$947.2	$829.6	$117.6	14%
Omega Performance revenue	(1.1)	-	(1.1)		(4.1)	-	(4.1)
Reis Inc. revenue	(8.8)	-	(8.8)		(17.7)	-	(17.7)
Organic MA revenue	$465.3	$422.8	$42.5	10%	$925.4	$829.6	$95.8	12%

	Three Months Ended June 30,
Amounts in millions	2019	2018	Change	Growth
RD&A revenue	$315.3	$275.9	$39.4	14%
Reis Inc. revenue	(8.8)	-	(8.8)
Organic RD&A revenue	$306.5	$275.9	$30.6	11%

	Three Months Ended June 30,
Amounts in millions	2019	2018	Change	Growth
PS revenue	$42.2	$37.4	$4.8	13%
Omega Performance revenue	(1.1)	-	(1.1)
Organic PS revenue	$41.1	$37.4	$3.7	10%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of amortization of acquired intangible assets, Acquisition-Related Expenses, restructuring charges and an impairment and tax charge pursuant to the planned divestiture of MAKS.

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis, which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-related expenses from other acquisitions were not material. The impairment and tax charge pursuant to the planned divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended June 30,				Six Months Ended June 30,
Amounts in millions	2019		2018		2019		2018
Net income attributable to Moody's common shareholders		$310.3		$376.2		$683.2		$749.1
Pre-Tax Acquisition-Related Expenses	$2.0		$2.0		$3.4		$2.8
Tax on Acquisition-Related Expenses	(0.6)		(0.4)		(0.9)		(0.6)
Net Acquisition-Related Expenses		1.4		1.6		2.5		2.2
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$26.2		$25.1		$52.6		$50.8
Tax on Acquisition-Related Intangible Amortization Expenses	(6.1)		(5.6)		(12.2)		(11.5)
Net Acquisition-Related Intangible Amortization Expenses		20.1		19.5		40.4		39.3
Impairment pursuant to the planned divestiture of MAKS		8.7		-		8.7		-
Pre-Tax Restructuring	$53.8		$-		$59.3		$-
Tax on Restructuring	(13.1)		-		(14.5)		-
Net Restructuring		40.7		-		44.8		-
Tax charge pursuant to the planned divestiture of MAKS		15.0		-		15.0		-
Adjusted Net Income		$396.2		$397.3		$794.6		$790.6

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Earnings per share attributable to Moody's common shareholders		$1.62		$1.94		$3.56		$3.85
Pre-Tax Acquisition-Related Expenses	$0.01		$0.01		$0.02		$0.01
Tax on Acquisition-Related Expenses	-		-		(0.01)		-
Net Acquisition-Related Expenses		0.01		0.01		0.01		0.01
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.14		$0.13		$0.27		$0.26
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.04)		(0.06)		(0.06)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.09		0.21		0.20
Impairment pursuant to the planned divestiture of MAKS		0.05		-		0.05		-
Pre-Tax Restructuring	$0.28		$-		$0.31		$-
Tax on Restructuring	(0.07)		-		(0.08)		-
Net Restructuring		0.21		-		0.23		-
Tax charge pursuant to the planned divestiture of MAKS		0.08		-		0.08		-
Adjusted Diluted EPS		$2.07		$2.04		$4.14		$4.06

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - Impact of Foreign Currency Translation on MIS Revenue (Unaudited)

The Company presents revenue for MIS on a constant currency basis because management deems this metric to be a useful measure of assessing revenue performance in times of foreign exchange rate volatility. Constant currency measures exclude the impact of changes in foreign exchange rates on operating results. The Company calculates the dollar impact of foreign exchange as the difference between the translation of its current period non-USD functional currency results using prior comparative period weighted average foreign exchange translation rates and current year as reported results. Growth rates on a constant currency basis are determined based on the difference between current period measure translated using prior period comparative weighted average exchange rates and prior period as reported results divided by prior as reported results.

Below is a reconciliation of MIS as reported revenue changes to the revenue changes on a constant currency basis:

Three Months Ended June 30, 2019
Amounts in millions	Reported change		FX impact		Change on a constant currency basis
	$	%	$	%	$	%
MIS Revenue	$(13.9)	(1.8%)	$(10.6)	(1.4%)	$(3.3)	(0.4%)

Table 13 - 2019 Outlook

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the level of debt capital markets activity. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2019 reflects exchange rates for the British pound (£) of $1.27 to £1 and for the euro (€) of $1.14 to €1.

Full Year 2019 Moody's Corporation Guidance as of July 31, 2019

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the mid-single-digit percent range	NC
Operating expenses(1)	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
Operating margin	approximately 42%	approximately 43%
Adjusted operating margin(2)	approximately 48%	NC
Interest expense, net	approximately $195 million	$200 - $225 million
Effective tax rate	21% - 22%	NC
Diluted EPS	$7.15 to $7.35	$7.30 to $7.55
Adjusted Diluted EPS(2)	$7.95 to $8.15	$7.85 to $8.10
Operating cash flow	$1.7 to $1.8 billion	NC
Free cash flow(2)	$1.6 to $1.7 billion	NC
Share repurchases	$1.0 to $1.3 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)

NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of April 24, 2019.
(1) Includes depreciation and amortization, restructuring charges, impairment pursuant to the planned divestiture of MAKS and Acquisition-Related Expenses.
(2) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Full Year 2019 Moody's Corporation Guidance as of July 31, 2019

MIS	Current guidance	Last publicly disclosed guidance
MIS global revenue	increase in the low-single-digit percent range	NC
MIS U.S. revenue	increase in the mid-single-digit percent range	increase in the low-single-digit percent range
MIS non-U.S. revenue	approximately flat	NC
MIS adjusted operating margin	approximately 58%	NC
MA
MA global revenue	increase in the low-double-digit percent range	NC
MA U.S. revenue	increase in the mid-teens percent range	NC
MA non-U.S. revenue	increase in the high-single-digit percent range	NC
MA adjusted operating margin	28% - 29%	29% - 30%
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item. Note: All last publicly disclosed guidance is as of April 24, 2019.

Table 13 - 2019 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2019
Operating margin guidance	Approximately 42%
Depreciation and amortization	Approximately 4.5%
Restructuring	Approximately 1.5%
Impairment pursuant to the planned divestiture of MAKS	Negligible
Acquisition-Related Expenses	Negligible
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended December 31, 2019
Operating cash flow guidance	$1.7 to $1.8 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.6 to $1.7 billion

Projected for the Year Ended December 31, 2019
Diluted EPS	$7.15 to $7.35
Acquisition-related intangible amortization	Approximately $0.42
Restructuring	Approximately $0.23
Tax charge pursuant to the planned divestiture of MAKS	Approximately $0.08
Impairment pursuant to the planned divestiture of MAKS	Approximately $0.05
Acquisition-Related Expenses	Approximately $0.02
Adjusted diluted EPS	$7.95 to $8.15

Contacts

Salli Schwartz
Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com

Michael Adler
Corporate Communications
212.553.4667
michael.adler@moodys.com

moodys.com
ir.moodys.com/
moodys.com/csr